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                                                                      Exhibit 12

                       Horace Mann Educators Corporation
               Computation of Ratio of Earnings to Fixed Charges
       For the Years Ended December 31, 2000, 1999, 1998, 1997 and 1996
                             (Dollars in millions)

                                             Year Ended December 31,
                                      -------------------------------------
                                       2000   1999    1998    1997    1996
                                      -----  ------  ------  ------  ------
Income from continuing operations
  before income taxes                 $ 9.7  $ 93.4  $116.8  $119.6  $100.6
Interest expense                       10.2     9.7     9.5     9.4    10.5
                                      -----  ------  ------  ------  ------
     Earnings                         $19.9  $103.1  $126.3  $129.0  $111.1
                                      =====  ======  ======  ======  ======

Fixed charges - interest expense      $10.2  $  9.7  $  9.5  $  9.4  $ 10.5

Ratio of earnings to fixed charges      2.0x   10.6x   13.3x   13.7x   10.6x
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